Exhibit 99.1

NEWS RELEASE

Golden Queen ANNOUNCES 2016 PRELIMINARY operating results

VANCOUVER, BRITISH COLUMBIA – February 14, 2017 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (the “Company” or “Golden Queen”) announces preliminary operating results for 2016 for its 50%-owned Soledad Mountain Project (“Soledad Mountain” or the “Project") in Mojave, California.

All 2016 numbers are preliminary figures, unaudited and subject to final adjustment. All amounts are illustrated in US dollars unless otherwise indicated. Figures are shown on a 100% basis. The Company’s fourth quarter and full year 2016 financial results will be released on or before March 14, 2017.

2016 HIGHLIGHTS

•	Commissioning of the facilities commenced in the first quarter of 2016

•	The inaugural gold pour took place on March 1, 2016

•	A total of 8.9 million tons of ore and waste were mined in 2016, including 2.6 million tons of ore (waste to ore strip ratio of 2.4:1)

•	The plant processed a total of 2.7 million tons of ore at an average gold grade of 0.014 ounces per ton and an average silver grade of 0.33 ounces per ton

•	2016 production totaled 19,030 ounces of gold and 194,792 ounces of silver

•	Site operating costs for 2016 were $13.02 per ton processed

•	Commercial production was declared in December 2016

PRELIMINARY 2016 CONSOLIDATED OPERATIONAL RESULTS

	Q4 2016	Total 2016
Mining
Ore mined (k ton)	819	2,578
Ore mined (k tonnes)	743	2,339
Waste mined (k ton)	2,389	6,282
Waste mined (k tonnes)	2,167	5,699
Total mined (k ton)	3,208	8,860
Total mined (k tonnes)	2,910	8,038
Strip ratio (waste:ore)	2.9	2.4
Processing
Ore processed (k tons)	895	2,666
Ore processed (k tonnes)	812	2,418
Average ore processed gold grade (ounces per ton)	0.015	0.014
Average ore processed gold grade (grams per tonne)	0.50	0.47
Average ore processed silver grade (ounces per ton)	0.298	0.332
Average ore process silver grade (grams per tonne)	10.23	11.38
Gold loaded on pad (contained ounces)	13,078	36,624
Silver loaded on pad (contained ounces)	266,808	886,664
Average ore processing throughput (tons per scheduled operating day)	10,161	7,410
Average ore processing throughput (tonnes per scheduled operating day)	9,218	6,722
Gold produced (ounces)	7,779	19,030
Silver produced (ounces)	69,606	194,792
Financial
Revenue (million)	$10.3	$27.2
Average realized gold price	$1,174	$1,258
Average realized silver price	$16.60	$17.98
Total cash costs - net of by-product credits ($ per ounce)(1)	$1,376	$1,416
All-in sustaining costs - net of by-product credits ($ per ounce)(2)	$1,979	$1,835

*	Figures are shown on 100% basis

OPERATIONAL UPDATE

The Company anticipates increasing gold production levels and decreasing unit costs throughout 2017 and 2018, driven by the transition to mining in the East Pit. The retrofit program has improved the lifetime of wear surfaces in the process plant. Sustaining capital investment is expected to peak during the first half of 2017 and decline sharply in future years. Approximately $20 million of sustaining capital investment is budgeted for 2017, which will be directed primarily towards the following projects:

The second phase of the heap leach facility will be constructed during the first half of 2017. The heap leach facility will be built in three phases of equal size: the first phase was constructed during initial project development, with the second phase to be constructed during 2017 and the third phase to be constructed during 2019.

The Company’s mining fleet will add a front shovel, a road grader, and two additional 100-ton haul trucks, bringing the total number of trucks in the fleet to nine. This investment is necessary to efficiently access ore and waste from the East Pit commencing late in the second quarter or early in the third quarter of 2017, which will require longer haul distances than have been experienced in the Northwest Pit or Main Pit, Phase 1. The East Pit is expected to contain higher gold grades than either of the initial pits, as supported by the verification drill program conducted during the summer of 2016. The sequencing of the East Pit after the initial pits was largely driven by the need to source waste rock to construct an access road to the top of the East Pit. This road was completed during 2016, and pre-stripping of the East Pit is well advanced. The East Pit will provide the majority of anticipated ore production for at least the next three years.

Pump and piping upgrades for an intermediate leach solution system will be installed during the first half of 2017 to accelerate the “tail end” of the recovery curve on the pad. Gold leaching at Soledad Mountain continues to follow the anticipated recovery curve, but when new ore is put under leach as rapidly as possible, fluid capacity constraints currently limit initial leaching to roughly 100 days out of a targeted 250-day total leach cycle. If significant time passes between the end of the 100 initial days of leaching and the beginning of the next period of leaching, that section of the pad may dry out, requiring time to be spent refilling the pore spaces in the heap with solution when leaching is restarted in that area. This can cause build up of inventory on the pad and delayed production, which the intermediate leach solution system is expected to address. Experience during 2016 suggests that roughly 70% of gold in place is leached during the first 100 days, with roughly an additional 10% to follow during the subsequent 150 days. Porosity, permeability, and agglomerate quality on the pad remain very good.

Initial sales and shipments of waste rock from Soledad Mountain commenced during 2016. The sales volumes in 2016 were in the hundreds of tons and targeted the landscaping market. In January 2017 a partner of the Company established a small waste rock crushing and screening plant at the Soledad Mountain project that will produce material for landscaping and other markets.

Extensive test work was performed during 2016 to confirm the suitability of Soledad Mountain waste rock for large volume end uses. This program and associated partnering discussions will be a major focus for the Company in 2017.

By the end of 2017, the Company anticipates that it will have finalized the long-term mine plan necessary to support an application for extending the mine life of the Soledad Mountain project beyond the initial 11 years contemplated in the 2015 Feasibility Study. “2016 was a year of steady operational ramp up at the Soledad Mountain project,” said Thomas M. Clay, Chairman and CEO. “The team has successfully brought our average daily pad-loading rate to a level which should support strong gold production and financial performance. During 2017, we look forward to expected higher gold grades in the East Pit and a year of strong production growth. Following the sustaining capital investments planned in the first half of the year, we expect the second half of 2017 to be strongly cash generative.”

“We are excited by our opportunities for enhancing the value of Soledad Mountain beyond what was described in our 2015 Feasibility Study,” Mr. Clay added. “Our initial waste rock sales during 2016 provided proof-of-concept for our aggregates business, to which we have never assigned a value. This year we are focused on developing the aggregates business into a meaningful financial contributor. We see opportunities for drilling to replace resources and reserves but will focus on ounces that can be mined in the near term. The long-term project extension potential at Soledad Mountain appears to be very strong.”

TECHNICAL INFORMATION

The scientific and technical content of this news release was reviewed, verified and approved by Golden Queen Mining Company LLC’s Chief Geologist, Peter A. Herrera, CPG, a qualified person as defined by National Instrument 43-101.

UPCOMING EVENTS

Mr. Thomas M. Clay, Chairman and CEO will be a speaker at the Prospectors & Developers Association of Canada (PDAC) Convention, held in Toronto, Ontario. The presentation will take place on Tuesday, March 7th, 2017 at 11:20am in the Metro Toronto Convention Centre, South Building, Room 801B.

The Company will host a conference call on Wednesday, March 15, 2017 at 10:00am Eastern time to discuss the year-end results. Participants may join the conference call by calling toll free 1.888.390.0546 or 1.778.383.7413 outside of Canada and the US. A recorded playback of the conference call will be available on the Company’s website at www.goldenqueen.com.

ABOUT GOLDEN QUEEN MINING CO. LTD.

Golden Queen is an emerging gold and silver producer holding a 50% interest in an open pit, heap leach mining operation on the Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California.

For further information, please contact:

Brenda Dayton

Telephone: 778.373.1557

Email: bdayton@goldenqueen.com

Caution With Respect To Forward-looking Statements: Except for statements of historical fact contained herein, the information in this press release includes certain “forward-looking information” or "forward-looking statements" within the meaning of applicable Canadian and U.S. securities legislation. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “will continue to”, or similar terminology. Forward-looking statements include but are not limited to, statements related to expected production rates, ore output and grade results, plans and intentions with respect to activities on the Project. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Forward-looking information is based on reasonable assumptions that have been made by the Company as at the date of such information and is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of the Company to differ materially from statements in this press release regarding our intentions including, without limitation, risks and uncertainties regarding: accidents; equipment breakdowns; commodity prices; changes in planned work resulting from logistical, technical or other factors; that results of operations on the Project will not meet projected expectations due to any combination of technical or operational factors; and other risks and uncertainties disclosed in the section entitled "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2015. Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, investors should not put undue reliance on forward-looking statements. Any forward-looking statement made by the Company in the press release is based only on information currently available to us and speaks only as of the date on which it is made. The Company does not undertake to update any forward-looking information that is contained or incorporated by reference herein, except in accordance with applicable securities laws.

NON-GAAP MEASURES

(1) Total Cash Costs

“Total cash costs” are common financial performance measures in the gold mining industry but with no standard meaning under US GAAP. Management believes that, in addition to conventional measures prepared in accordance with US GAAP, certain investors use this information to evaluate our performance and ability to generate cash flow. Accordingly, it is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with US GAAP. The measure, along with sales, is considered to be a key indicator of a Company’s ability to generate earnings and cash flow from its mining operations. Total cash cost figures are calculated in accordance with a standard developed by The Gold Institute, which was a worldwide association of suppliers of gold and gold products and included leading North American gold producers. The Gold Institute ceased operations in 2002, but the standard is the accepted standard of reporting cash cost of production in North America. Adoption of the standard is voluntary and the cost measures presented may not be comparable to other similarly titled measures of other companies. Other companies may calculate these measures differently. Total cash costs are derived from amounts included in the statement of operations and include direct mining costs and site general and administrative costs. The direct mining costs shown on the table below include mine site operating costs such as mining, processing, smelting, refining, third party transportation costs, advanced minimum royalties and production costs less silver metals revenues. Management has determined that silver metals revenues when compared with gold metals revenues, are immaterial and therefore are considered a by-product of the production of gold.

(2) All-in sustaining costs

In September 2013, the World Gold Council, a non-regulatory association of the world’s leading gold mining companies established to promote the use of gold to industry, consumers and investors, provided guidance for the calculation of the measure “All-in sustaining costs”, which has no standard meaning under US GAAP. These standards became effective January 1, 2014. Management believes that the all-in sustaining costs measure provides additional insight into the costs of producing gold by capturing all of the expenditures required for the discovery, development and sustaining of gold production and allows the Company to assess its ability to support capital expenditures to sustain future production from the generation of operating cash flows. Management believes that, in addition to conventional measures prepared in accordance with US GAAP, certain investors use this information to evaluate our performance and ability to generate cash flow. Accordingly, it is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with US GAAP. Golden Queen defines all-in sustaining costs as the sum of direct mining costs (as defined under total cash costs), site and corporate general and administrative costs, share based payments, reclamation liability accretion and capital expenditures that are sustaining in nature. Adoption of the standard is voluntary and the cost measures presented may not be comparable to other similarly titled measures of other companies. Other companies may calculate these measures differently.